ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080390021-85
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/05/2008 10:15 AM
	Entity Number E0375552008-9

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. **Name of Corporation:**	Online Tele-solutions Inc.
2. **Resident Agent Name and Street Address:** (must be a Nevada address where process may be served)	Business Filings Incorporated Name 6100 Neil Road, Suite 500, / Reno / Nevada / 89511 (MANDATORY) Physical Street Address / City / Zip Code (OPTIONAL) Mailing Address / City / State / Zip Code
3. **Shares:** (number of shares corporation is authorized to issue)	Number of shares with par value: 50,000,000 Par value per share: $ 0.001 Number of shares without par value:
4. **Names & Addresses of the Board of Directors/Trustees:** (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. Clifford Belgica Name 6825-196A Street / Langley, British Columbia / Canada / V2Y 3H2 Street Address / City / State / Zip Code 2. Name Street Address / City / State / Zip Code 3. Name Street Address / City / State / Zip Code
5. **Purpose:** (optional - see instructions)	The purpose of this Corporation shall be: All lawful business
6. **Name, Address and Signature of Incorporator:** (attach additional page if more than 1 incorporator)	The Nevada Company, Mark Williams, A.V.P. X [signature] Name / Signature 8040 Excelsior Drive, Suite 200 / Madison / WI / 53717 Address / City / State / Zip Code
7. **Certificate of Acceptance of Appointment of Resident Agent:**	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company June 4, 2008 Date

This form must be accompanied by appropriate fees.